Exhibit 3.4
AMENDMENT TO THE
AMENDED AND RESTATED BYLAWS
OF LAM RESEARCH CORPORATION
(Effective December 12, 2007)
     The Amended and Restated Bylaws of the Corporation are hereby amended, effective as of the date set forth above:
     ARTICLE VIII, Section 8.3, is hereby amended to read as follows:
          8.3. STOCK CERTIFICATES; PARTLY PAID SHARES
The shares of the corporation shall be represented by certificates, provided that the board of directors may establish by resolution or resolutions that some or all of any or all classes or series of the corporation’s stock shall be issued or issuable as uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the corporation by the chairman or vice chairman of the board of directors, or the president or vice president, and by the chief financial officer or an assistant treasurer, or the secretary or an assistant secretary of the corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signatures has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.
The corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.